Exhibit 99.1

www.Frontier.com

Frontier Communications Corporation Declares Second-Quarter Dividends

Norwalk, Conn., May 2, 2016 – Frontier Communications Corporation (NASDAQ: FTR) announced today that its Board of Directors has declared a regular quarterly dividend on Frontier’s 11.125% Mandatory Convertible Preferred Stock, Series A, of $2.78125 per share, payable in cash on June 30, 2016 to holders of record at the close of business on June 15, 2016.

The Board of Directors also has declared a regular quarterly cash dividend of $0.105 per share of common stock, payable on June 30, 2016 to holders of record at the close of business on June 15, 2016.

About Frontier Communications

Frontier Communications Corporation is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure digital protection solutions. Frontier Business Edge offers communications solutions to small, medium, and enterprise businesses. Frontier’s approximately 28,600 employees are based entirely in the United States. More information about Frontier is available at www.frontier.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corp. Comm.
(203) 614-5044	(203) 614-5042
luke.szymczak@ftr.com	brigid.smith@ftr.com

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